UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 (RULE 13D-102)
                                (AMENDMENT NO. 2)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
          PURSUANT TO RULE 13D-1(B)(C), AND (D) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13D-2(B)

                               (AMENDMENT NO. 1)*

                          Axis Capital Holdings Limited
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     2677606
      ---------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1(b)

      |_| Rule 13d-1(c)

      |X| Rule 13d-1(d)

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
    1. Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           J.P. Morgan Partners (BHCA), L.P.

           13-3371826
--------------------------------------------------------------------------------
    2. Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)

            (b)
--------------------------------------------------------------------------------
    3. SEC Use Only

--------------------------------------------------------------------------------
    4. Citizenship or Place of Organization     Delaware

--------------------------------------------------------------------------------
                       5.    Sole Voting Power

                             0 shares of Common Stock
Number of             ----------------------------------------------------------
Shares                6.     Shared Voting Power
Beneficially
Owned by Each         ----------------------------------------------------------
Reporting             7.     Sole Dispositive Power
Person With:
                             0 shares of Common Stock
                      ----------------------------------------------------------
                      8.     Shared Dispositive Power

--------------------------------------------------------------------------------
    9.  Aggregate Amount Beneficially Owned by Each Reporting Person

        0 shares of Common Stock
--------------------------------------------------------------------------------
    10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (9)                     0%

--------------------------------------------------------------------------------
    12. Type of Reporting Person (See Instructions)

        PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1.  Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        J.P. Morgan Partners Global Investors, L.P.
        13-4197054
--------------------------------------------------------------------------------
    2.  Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)

        (b)
--------------------------------------------------------------------------------
    3.  SEC Use Only

--------------------------------------------------------------------------------
    4.  Citizenship or Place of Organization   Delaware

--------------------------------------------------------------------------------
                       5.    Sole Voting Power

                             0 shares of Common Stock
Number of             ----------------------------------------------------------
Shares                6.     Shared Voting Power
Beneficially
Owned by Each         ----------------------------------------------------------
Reporting             7.     Sole Dispositive Power
Person With:
                             0 shares of Common Stock
                      ----------------------------------------------------------
                      8.     Shared Dispositive Power

                      ----------------------------------------------------------
                      9. Aggregate Amount Beneficially Owned by Each Reporting Person

                            0 shares of Common Stock
--------------------------------------------------------------------------------
    10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (9)                     0%

--------------------------------------------------------------------------------
    12. Type of Reporting Person (See Instructions)

        PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1.  Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        J.P. Morgan Partners Global Investors A, L.P.
        26-0032493
--------------------------------------------------------------------------------
    2.  Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)

        (b)

--------------------------------------------------------------------------------
    3.  SEC Use Only

--------------------------------------------------------------------------------
    4.  Citizenship or Place of Organization   Delaware

--------------------------------------------------------------------------------
                       5.    Sole Voting Power

                             0 shares of Common Stock
Number of             ----------------------------------------------------------
Shares                6.     Shared Voting Power
Beneficially
Owned by Each         ----------------------------------------------------------
Reporting             7.     Sole Dispositive Power
Person With:
                             0 shares of Common Stock
                      ----------------------------------------------------------
                      8.     Shared Dispositive Power

                      ----------------------------------------------------------
                      9. Aggregate Amount Beneficially Owned by Each Reporting Person

                            0 shares of Common Stock
--------------------------------------------------------------------------------
    10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (9)                     0%

--------------------------------------------------------------------------------
    12. Type of Reporting Person (See Instructions)

        PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1.  Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        J.P. Morgan Partners Global Investors (Cayman), L.P.
        13-4197057
--------------------------------------------------------------------------------
    2.  Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)

        (b)
--------------------------------------------------------------------------------
    3.  SEC Use Only

--------------------------------------------------------------------------------
    4.  Citizenship or Place of Organization   Cayman Islands

--------------------------------------------------------------------------------
                       5.    Sole Voting Power

                             0 shares of Common Stock
Number of             ----------------------------------------------------------
Shares                6.     Shared Voting Power
Beneficially
Owned by Each         ----------------------------------------------------------
Reporting             7.     Sole Dispositive Power
Person With:
                             0 shares of Common Stock
                      ----------------------------------------------------------
                      8.     Shared Dispositive Power

                      ----------------------------------------------------------
                      9. Aggregate Amount Beneficially Owned by Each Reporting Person

                            0 shares of Common Stock
--------------------------------------------------------------------------------
    10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (9)                     0%

--------------------------------------------------------------------------------
    12. Type of Reporting Person (See Instructions)

        PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1.  Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        J.P. Morgan Partners Global Investors (Cayman) II, L.P.
        26-0005546
--------------------------------------------------------------------------------
    2.  Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)

        (b)
--------------------------------------------------------------------------------
    3.  SEC Use Only

--------------------------------------------------------------------------------
    4.  Citizenship or Place of Organization   Cayman Islands

--------------------------------------------------------------------------------
                       5.    Sole Voting Power

                             0 shares of Common Stock
Number of             ----------------------------------------------------------
Shares                6.     Shared Voting Power
Beneficially
Owned by Each         ----------------------------------------------------------
Reporting             7.     Sole Dispositive Power
Person With:
                             0 shares of Common Stock
                      ----------------------------------------------------------
                      8.     Shared Dispositive Power

                      ----------------------------------------------------------
                      9. Aggregate Amount Beneficially Owned by Each Reporting Person

                            0 shares of Common Stock
--------------------------------------------------------------------------------
    10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (9)                     0%

--------------------------------------------------------------------------------
    12. Type of Reporting Person (See Instructions)

        PN
--------------------------------------------------------------------------------

    1.  Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        J.P. Morgan Partners Global Investors (Cayman) III, L.P.
        13-4197063
--------------------------------------------------------------------------------
    2.  Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)

        (b)
--------------------------------------------------------------------------------
    3.  SEC Use Only

--------------------------------------------------------------------------------
    4.  Citizenship or Place of Organization   Cayman Islands

--------------------------------------------------------------------------------
                       5.    Sole Voting Power

                             0 shares of Common Stock
Number of             ----------------------------------------------------------
Shares                6.     Shared Voting Power
Beneficially
Owned by Each         ----------------------------------------------------------
Reporting             7.     Sole Dispositive Power
Person With:
                             0 shares of Common Stock
                      ----------------------------------------------------------
                      8.     Shared Dispositive Power

                      ----------------------------------------------------------
                      9. Aggregate Amount Beneficially Owned by Each Reporting Person

                            0 shares of Common Stock
--------------------------------------------------------------------------------
    10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (9)                     0%

--------------------------------------------------------------------------------
    12. Type of Reporting Person (See Instructions)

        PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1.  Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        J.P. Morgan Partners Global Investors (Cayman IV), L.P.
        13-4197064
--------------------------------------------------------------------------------
    2.  Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)

        (b)
--------------------------------------------------------------------------------
    3.  SEC Use Only

--------------------------------------------------------------------------------
    4.     Citizenship or Place of Organization   Cayman Islands

--------------------------------------------------------------------------------
                       5.    Sole Voting Power

                             0 shares of Common Stock
Number of             ----------------------------------------------------------
Shares                6.     Shared Voting Power
Beneficially
Owned by Each         ----------------------------------------------------------
Reporting             7.     Sole Dispositive Power
Person With:
                             0 shares of Common Stock
                      ----------------------------------------------------------
                      8.     Shared Dispositive Power

                      ----------------------------------------------------------
                      9. Aggregate Amount Beneficially Owned by Each Reporting Person

                            0 shares of Common Stock
--------------------------------------------------------------------------------
    10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (9)                     0%

--------------------------------------------------------------------------------
    12. Type of Reporting Person (See Instructions)

        PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1.  Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        J.P. Morgan Partners Global Investors (Cayman/Selldown) III, L.P. 98-0440874
--------------------------------------------------------------------------------
    2.  Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)

        (b)
--------------------------------------------------------------------------------
    3.  SEC Use Only

--------------------------------------------------------------------------------
    4.  Citizenship or Place of Organization   Cayman Islands

--------------------------------------------------------------------------------
                       5.    Sole Voting Power

                             0 shares of Common Stock
Number of             ----------------------------------------------------------
Shares                6.     Shared Voting Power
Beneficially
Owned by Each         ----------------------------------------------------------
Reporting             7.     Sole Dispositive Power
Person With:
                             0 shares of Common Stock
                      ----------------------------------------------------------
                      8.     Shared Dispositive Power

                      ----------------------------------------------------------
                      9. Aggregate Amount Beneficially Owned by Each Reporting Person

                            0 shares of Common Stock
--------------------------------------------------------------------------------
    10. Check box if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)

--------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (9)      0%

--------------------------------------------------------------------------------
    12. Type of Reporting Person (See Instructions)

        PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1.  Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        J.P. Morgan Partners Global Investors (Cayman/Selldown) IV, L.P. 98-0440873
--------------------------------------------------------------------------------
    2.  Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)

        (b)
--------------------------------------------------------------------------------
    3.  SEC Use Only

--------------------------------------------------------------------------------
    4.  Citizenship or Place of Organization   Cayman Islands

--------------------------------------------------------------------------------
                       5.    Sole Voting Power

                             0 shares of Common Stock
Number of             ----------------------------------------------------------
Shares                6.     Shared Voting Power
Beneficially
Owned by Each         ----------------------------------------------------------
Reporting             7.     Sole Dispositive Power
Person With:
                             0 shares of Common Stock
                      ----------------------------------------------------------
                      8.     Shared Dispositive Power

                      ----------------------------------------------------------
                      9. Aggregate Amount Beneficially Owned by Each Reporting Person

                            0 shares of Common Stock
--------------------------------------------------------------------------------
    10. Check box if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)

--------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (9)      0%

--------------------------------------------------------------------------------
    12. Type of Reporting Person (See Instructions)

        PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1.  Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        J.P. Morgan Capital, L.P.
        13-4133600
--------------------------------------------------------------------------------
    2.  Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)

        (b)
--------------------------------------------------------------------------------
    3. SEC Use Only

--------------------------------------------------------------------------------
    4.  Citizenship or Place of Organization   Delaware

--------------------------------------------------------------------------------
                       5.    Sole Voting Power

                             3,763,524 shares of Common Stock
Number of             ----------------------------------------------------------
Shares                6.     Shared Voting Power
Beneficially
Owned by Each         ----------------------------------------------------------
Reporting             7.     Sole Dispositive Power
Person With:
                             3,763,524 shares of Common Stock
                      ----------------------------------------------------------
                      8.     Shared Dispositive Power

                      ----------------------------------------------------------
                      9. Aggregate Amount Beneficially Owned by Each Reporting Person

                            3,763,524 shares of Common Stock
--------------------------------------------------------------------------------
    10. Check box if the Aggregate Amount in Row (9) Excludes
        Certain Shares (See Instructions)

--------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (9)      2.4%

--------------------------------------------------------------------------------
    12. Type of Reporting Person (See Instructions)

        PN
--------------------------------------------------------------------------------

    1.  Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        J.P. Morgan Corsair II Offshore Capital Partners, L.P.
        980339267
--------------------------------------------------------------------------------
    2.  Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)

        (b)
--------------------------------------------------------------------------------
    3.  SEC Use Only

--------------------------------------------------------------------------------
    4.  Citizenship or Place of Organization   Cayman Islands

--------------------------------------------------------------------------------
                       5.    Sole Voting Power

                             3,763,524 shares of Common Stock
Number of             ----------------------------------------------------------
Shares                6.     Shared Voting Power
Beneficially
Owned by Each         ----------------------------------------------------------
Reporting             7.     Sole Dispositive Power
Person With:
                             3,763,524 shares of Common Stock
                      ----------------------------------------------------------
                      8.     Shared Dispositive Power

                      ----------------------------------------------------------
                      9. Aggregate Amount Beneficially Owned by Each Reporting Person

                            3,763,524 shares of Common Stock
--------------------------------------------------------------------------------
    10. Check box if the Aggregate Amount in Row (9) Excludes
        Certain Shares (See Instructions)

--------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (9)      2.4%

--------------------------------------------------------------------------------
    12. Type of Reporting Person (See Instructions)

        PN
--------------------------------------------------------------------------------

ITEM 1.

            (a)   NAME OF ISSUER:

                  Axis Capital Holdings Limited

            (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  106 Pitts Bay Road
                  Pembroke, HM 08
                  Bermuda

ITEM 2.

            (a)   NAME OF PERSON FILING:

                  J.P. Morgan Partners (BHCA), L.P. ("JPMP (BHCA)")
                  J.P. Morgan Partners Global Investors, L.P. ("JPMP Global")
                  J.P. Morgan Partners Global Investors A, L.P. ("JPMP Global A")
                  J.P. Morgan Partners Global Investors (Cayman), L.P. ("JPMP Cayman")
                  J.P. Morgan Partners Global Investors (Cayman) II, L.P. ("JPMP Cayman II")
                  J.P. Morgan Partners Global Investors (Cayman) III, L.P. ("JPMP Cayman III")
                  J.P. Morgan Partners Global Investors (Cayman) IV, L.P. ("JPMP Cayman IV")
                  J.P. Morgan Partners Global Investors (Cayman/Selldown) III, L.P. ("JPMP Selldown III")
                  J.P. Morgan Partners Global Investors (Cayman/Selldown) IV, L.P. ("JPMP Selldown IV")
                  J.P. Morgan Capital, L.P. ("Morgan Capital")
                  J.P. Morgan Corsair II Offshore Capital Partners, L.P. ("Corsair")


            (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  All Reporting Persons (other than Corsair):

                  c/o J.P. Morgan Partners, LLC
                  1221 Avenue of the Americas
                  New York, New York  10020

                  Corsair:
                  277 Park Avenue
                  New York, NY 10172

      See also supplemental information relating to principal business office is included in Exhibit 2(a) attached hereto.

            (c)   CITIZENSHIP:

                  JPMP (BHCA)      :        Delaware
                  JPMP Global      :        Delaware
                  JPMP Global A    :        Delaware
                  JPMP Cayman      :        Cayman Islands
                  JPMP Cayman II   :        Cayman Islands
                  JPMP Cayman III  :        Cayman Islands
                  JPMP Cayman IV   :        Cayman Islands
                  JPMP Selldown III:        Cayman Islands
                  JPMP Selldown IV :        Cayman Islands
                  Morgan Capital   :        Delaware
                  Corsair          :        Delaware

            (d)   TITLE OF CLASS OF SECURITIES (OF ISSUER):

                  Common Stock

            (e)   CUSIP NUMBER:

                  2677606

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240. 13D-1(B) OR 240. 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

            Not applicable.

ITEM 4. OWNERSHIP

            (a)   AMOUNT BENEFICIALLY OWNED:

                  JPMP (BHCA):                 0
                  JPMP Global:                 0
                  JPMP Global A:               0
                  JPMP Cayman:                 0
                  JPMP Cayman II:              0
                  JPMP Cayman III:             0
                  JPMP Cayman IV:              0
                  JPMP Selldown III:           0
                  JPMP Selldown IV:            0
                  Morgan Capital:              3,763,524
                  Corsair:                     3,763,524

Under a Co-Investment Agreement between Morgan Capital and Corsair (the "Co-Investment Agreement"), Morgan Capital co-invests side by side 23% of every investment made by Corsair. The Co-Investment Agreement provides that Morgan Capital has the same economic rights and obligations as a limited partner in Corsair. Morgan Capital is the record owner of 865,611 shares of the Issuer's Common Stock. Corsair is the record owner of 2,897,913 shares of the Issuer's Common Stock. Thus, Corsaid has voting and investment power over the Issuer's Common Stock. As a result of the Co-Investment Agreement, pursuant to Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, Corsair and Morgan Capital may be deemed to be members of a group and each member of a group is a beneficial owner of all shares owned by each member of the group. Thus, Morgan Capital may be deemed to beneficially own 3,763,524 shars of the Issuer's Common Stock.

            (b)   PERCENT OF CLASS:

                  JPMP (BHCA):                 0%   (as of December 31, 2005)
                  JPMP Global:                 0%   (as of December 31, 2005)
                  JPMP Global A:               0%   (as of December 31, 2005)
                  JPMP Cayman:                 0%   (as of December 31, 2005)
                  JPMP Cayman II:              0%   (as of December 31, 2005)
                  JPMP Cayman III:             0%   (as of December 31, 2005)
                  JPMP Cayman IV:              0%   (as of December 31, 2005)
                  JPMP Selldown III:           0%   (as of December 31, 2005)
                  JPMP Selldown IV:            0%   (as of December 31, 2005)
                  Morgan Capital:              2.4% (as of December 31, 2005)
                  Corsair:                     2.4% (as of December 31, 2004)

            (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)      JPMP (BHCA):        0
                           JPMP Global:        0
                           JPMP Global A:      0
                           JPMP Cayman:        0
                           JPMP Cayman II:     0
                           JPMP Cayman III:    0
                           JPMP Cayman IV:     0
                           JPMP Selldown III:  0
                           JPMP Selldown IV:   0
                           Morgan Capital:     3,763,524
                           Corsair:            3,763,524

                  (ii)     Not applicable

                  (iii)    JPMP (BHCA):        0
                           JPMP Global:        0
                           JPMP Global A:      0
                           JPMP Cayman:        0
                           JPMP Cayman II:     0
                           JPMP Cayman III:    0
                           JPMP Cayman IV:     0
                           JPMP Selldown III:  0
                           JPMP Selldown IV:   0
                           Morgan Capital:     3,763,524
                           Corsair:            3,763,524


                  (iv)     Not applicable

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            If this statement is being filed to report the fact that as of the date hereto the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [x].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

            Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

            Not applicable.

ITEM 10. CERTIFICATION

            Not applicable

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2006

                                    J.P. MORGAN PARTNERS (BHCA), L.P.

                                    By:  JPMP Master Fund Manager, L.P.,
                                         its General Partner

                                    By:  JPMP Capital Corp.,
                                         its General Partner



                                    By: /s/ Jeffrey C. Walker
                                        ----------------------------------------
                                        Name:  Jeffrey C. Walker
                                        Title:    President


                                    J.P. MORGAN PARTNERS GLOBAL
                                    INVESTORS, L.P.

                                    By:  JPMP Global Investors, L.P.,
                                        its General Partner

                                    By:  JPMP Capital Corp.,
                                        its General Partner



                                    By: /s/ Jeffrey C. Walker
                                        ----------------------------------------
                                        Name:  Jeffrey C. Walker
                                        Title:    President


                                    J.P, MORGAN PARTNERS GLOBAL
                                    INVESTORS A, L.P.


                                    By:  JPMP Global Investors, L.P.,
                                        its General Partner

                                    By:  JPMP Capital Corp.,
                                        its General Partner



                                    By: /s/ Jeffrey C. Walker
                                        ----------------------------------------
                                        Name:  Jeffrey C. Walker
                                        Title:    President

                                    J.P. MORGAN PARTNERS GLOBAL
                                    INVESTORS (CAYMAN), L.P.


                                    By:  JPMP Global Investors, L.P.,
                                        its General Partner

                                    By:  JPMP Capital Corp.,
                                        its General Partner


                                    By: /s/ Jeffrey C. Walker
                                        ----------------------------------------
                                        Name:  Jeffrey C. Walker
                                        Title:    President


                                    J.P. MORGAN PARTNERS GLOBAL
                                    INVESTORS (CAYMAN/SELLDOWN) III, L.P.


                                    By:  JPMP Global Investors, L.P.,
                                        its General Partner

                                    By:  JPMP Capital Corp.,
                                        its General Partner


                                    By: /s/ Jeffrey C. Walker
                                        ----------------------------------------
                                        Name:  Jeffrey C. Walker
                                        Title:    President


                                    J.P. MORGAN PARTNERS GLOBAL
                                    INVESTORS (CAYMAN/SELLDOWN) IV, L.P.


                                    By:  JPMP Global Investors, L.P.,
                                        its General Partner

                                    By:  JPMP Capital Corp.,
                                        its General Partner


                                    By: /s/ Jeffrey C. Walker
                                        ----------------------------------------
                                        Name:  Jeffrey C. Walker
                                        Title:    President


                                    J.P. MORGAN PARTNERS GLOBAL
                                    INVESTORS (CAYMAN) II, L.P.

                                    By:  JPMP Global Investors, L.P.,
                                        its General Partner

                                    By:  JPMP Capital Corp.,
                                        its General Partner


                                    By: /s/ Jeffrey C. Walker
                                        ----------------------------------------
                                        Name:  Jeffrey C. Walker
                                        Title:    President

                                    J.P. MORGAN PARTNERS GLOBAL
                                    INVESTORS (CAYMAN) III, L.P.


                                    By:  JPMP Global Investors, L.P.,
                                        its General Partner

                                    By:  JPMP Capital Corp.,
                                        its General Partner



                                    By: /s/ Jeffrey C. Walker
                                        ----------------------------------------
                                        Name:  Jeffrey C. Walker
                                        Title:    President



                                    J.P. MORGAN PARTNERS GLOBAL
                                    INVESTORS (CAYMAN) IV, L.P.



                                    By:  JPMP Global Investors, L.P.,
                                        its General Partner

                                    By:  JPMP Capital Corp.,
                                        its General Partner



                                    By: /s/ Jeffrey C. Walker
                                        ----------------------------------------
                                        Name:  Jeffrey C. Walker
                                        Title:    President


                                    J.P. MORGAN CAPITAL, L.P.


                                    By: JPMP Capital, LLC,
                                        its General Partner



                                    By: /s/ Jeffrey C. Walker
                                        ----------------------------------------
                                        Name:  Jeffrey C. Walker
                                        Title:    President

                                    J.P. MORGAN CORSAIR II OFFSHORE
                                    CAPITAL PARTNERS, L.P.



                                    By:  Corsair II Offshore, L.L.C.
                                        its General Partner

                                    By: Corsair II, L.P.,
                                        its Managing  Member

                                    By: Corsair II, L.L.C.,
                                        its General Partner



                                    By: /s/ Amy M. Soeda
                                        ----------------------------------------
                                        Name:  Amy M. Soeda
                                        Title:  Chief Financial Officer

                                  EXHIBIT 2(A)

ITEM 2.  IDENTITY AND BACKGROUND.

      This statement is being filed by J.P. Morgan Partners (BHCA), L.P., a Delaware limited partnership (hereinafter referred to as "JPMP (BHCA)"), whose principal business office is located 1221 Avenue of the Americas, New York, New York 10020. JPMP (BHCA) is engaged in the venture capital, private equity and leveraged buyout business. The general partner of JPMP (BHCA) is JPMP Master Fund Manager, L.P., a Delaware limited partnership (hereinafter referred to as "JPMP Master Fund"), whose principal business office is located at the same address as JPMP (BHCA), and is also engaged directly and indirectly (through affiliates) in the venture capital, private equity and leveraged buyout business. As general partner of JPMP (BHCA), JPMP Master Fund may be deemed to beneficially own the shares held by JPMP (BHCA).

      This statement is also being filed by J.P. Morgan Partners Global Investors, L.P., a Delaware limited partnership ("JPMP Global"), whose principal place of business is located at the same address as JPMP (BHCA); J.P. Morgan Partners Global Investors A, L.P., a Delaware limited partnership ("JPMP Global A"), whose principal place of business is located at the same address as JPMP
(BHCA); J.P. Morgan Partners Global Investors (Cayman), L.P., a limited partnership organized under the laws of the Cayman Islands ("JPMP Cayman"), whose principal place of business is located at the same address as JPMP (BHCA); J.P. Morgan Partners Global Investors (Cayman) II, L.P., a limited partnership organized under the laws of the Cayman Islands ("JPMP Cayman II"), whose principal place of business is located at the same address as JPMP (BHCA); J.P. Morgan Partners Global Investors (Cayman) III, L.P., a limited partnership organized under the laws of the Cayman Islands ("JPMP Cayman III"), whose principal place of business is located at the same address as JPMP (BHCA); and J.P. Morgan Partners Global Investors (Cayman) IV, L.P., a limited partnership organized under the laws of the Cayman Islands ("JPMP Cayman IV"); J.P. Morgan Partners Global Investors (Cayman/Selldown) III, L.P. ("JPMP Selldown") and J.P. Morgan Partners Global Investors (Cayman/Selldown) IV,L.P. ("JPMP Selldown IV") and collectively with JPMP Global, JPMP Global A, JPMP Cayman, JPMP Cayman II and JPMP Cayman III, JPMP Selldown the "Global Fund Entities"), whose principal place of business is located at the same address as JPMP (BHCA) ). Each of the Global Fund Entities is also engaged in the venture capital, private equity and leveraged buyout business. The general partner of each of the Global Fund Entities is J.P. Morgan Partners Global Investors, L.P., a Delaware limited partnership ("JPMP Investors"), whose principal place of business is located at the same address as JPMP (BHCA). JPMP Investors is engaged indirectly in the venture capital, private equity and leveraged buyout business as general partner of each of the Global Fund Entities. As general partner of each of the Global Fund Entities. JPMP Investors may be deemed to beneficially own the shares held by the Global Fund Entities.

      The general partner of each of JPMP Master Fund and JPMP Investors, L.P. is JPMP Capital Corp., a New York corporation (hereinafter referred to as "JPMP Capital Corp."), whose principal business office is located at the same address as JPMP (BHCA), and is also engaged directly and indirectly (through affiliates) in the venture capital, private equity and leveraged buyout business. Set forth in Schedule A hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of JPMP Capital Corp. As the general partner of each of JPMP Master Fund and JPMP Investors, JPMP Capital Corp. may be deemed to beneficially own the shares held by JPMP (BHCA) and the Global Fund Entities.

      This statement is also being filed by J.P. Morgan Capital, L.P., a Delaware limited partnership ("Morgan Capital"), whose principal place of business is located at the same address as JPMP (BHCA) and J.P. Morgan Corsair II Offshore Capital Partners, L.P., a limited partnership organized under the laws of the Cayman Islands ("Corsair"), whose principal place of business is located at 277 Park Avenue New York, New York 10172. Each of Morgan Capital and Corsair is engaged in the private equity and leveraged buyout business. The general partner of Corsair is Corsair II Offshore, L.L.C., a Delaware limited liability company ("Corsair LLC"), whose principal place of business is located at the same address as Corsair. Corsair LLC is also engaged directly and indirectly (through affiliates) in the private equity and leveraged buyout business. The Managing Member of Corsair LLC is Corsair II, L.P., a Delaware limited partnership ("Corsair LP"), whose principal place of business is located at the same address as Corsair. Corsair LP is also engaged directly and indirectly (through affiliates) in the private equity and leveraged buyout business. The general partner of Corsair LP is Corsair II, L.L.C., a Delaware limited liability company ("Corsair II"), whose principal place of business is located at the same address as Corsair. Corsair II is also engaged directly and indirectly (through affiliates) in the private equity and leveraged buyout business. Set forth in Schedule B hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of Corsair II. The Managing Member of Corsair II is J.P. Morgan Investment Partners, L.P., a Delaware limited partnership ("JPM Investment"), whose principal place of business is located at the same address as JPMP (BHCA). JPM Investment is also engaged directly and indirectly (through affiliates) in the private equity and leveraged buyout business.

      The general partner of Morgan Capital and JPM Investment is JPMP Capital, L.L.C. (formerly known as J.P. Morgan Capital Corporation), a Delaware limited liability company ("JPMP Capital"), whose principal place of business is located at the same address as JPMP (BHCA). JPMP Capital is also engaged directly and indirectly (through affiliates) in the venture capital, private equity and leveraged buyout business. Set forth in Schedule C hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of JPMP Capital. As general partner of Morgan Capital, JPMP Capital may be deemed to beneficially own the shares held by Morgan Capital.

      Each of JPMP Capital Corp. and JPMP Capital is a wholly owned subsidiary of JPMorgan Chase & Co., a Delaware corporation (hereinafter referred to as "JPMorgan Chase") which is engaged (primarily through subsidiaries) in the commercial banking business with its principal office located at 270 Park Avenue, New York, New York 10017. Set forth in Schedule D hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of JPMorgan Chase.

                                  EXHIBIT 2(B)

                             JOINT FILING AGREEMENT


      The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is accurate.

Dated this 14 day of February, 2006.



                                    J.P. MORGAN PARTNERS (BHCA), L.P.

                                    By: JPMP Master Fund Manager, L.P.,
                                        its General Partner

                                    By: JPMP Capital Corp.,
                                        its General Partner



                                    By: /s/ Jeffrey C. Walker
                                        ----------------------------------------
                                        Name:  Jeffrey C. Walker
                                        Title: President


                                    J.P. MORGAN PARTNERS GLOBAL
                                    INVESTORS, L.P.

                                    By: JPMP Global Investors, L.P.,
                                        its General Partner

                                    By: JPMP Capital Corp.,
                                        its General Partner



                                    By: /s/ Jeffrey C. Walker
                                        ----------------------------------------
                                        Name:  Jeffrey C. Walker
                                        Title: President

                                  SCHEDULE 13G

ISSUER:  Axis Capital Holdings Limited                        CUSIP NO.: 2677606


                                    J.P, MORGAN PARTNERS GLOBAL
                                    INVESTORS A, L.P.


                                    By: JPMP Global Investors, L.P.,
                                        its General Partner

                                    By: JPMP Capital Corp.,
                                        its General Partner



                                    By: /s/ Jeffrey C. Walker
                                        ----------------------------------------
                                        Name:  Jeffrey C. Walker
                                        Title: President

                                    J.P. MORGAN PARTNERS GLOBAL
                                    INVESTORS (CAYMAN), L.P.


                                    By: JPMP Global Investors, L.P.,
                                        its General Partner

                                    By: JPMP Capital Corp.,
                                        its General Partner



                                    By: /s/ Jeffrey C. Walker
                                        ----------------------------------------
                                        Name:  Jeffrey C. Walker
                                        Title: President


                                    J.P. MORGAN PARTNERS GLOBAL
                                    INVESTORS (CAYMAN) II, L.P.


                                    By: JPMP Global Investors, L.P.,
                                        its General Partner

                                    By: JPMP Capital Corp.,
                                        its General Partner



                                    By: /s/ Jeffrey C. Walker
                                        ----------------------------------------
                                        Name:  Jeffrey C. Walker
                                        Title: President

                                  SCHEDULE 13G

ISSUER:  Axis Capital Holdings Limited                        CUSIP NO.: 2677606


                                    J.P. MORGAN PARTNERS GLOBAL
                                    INVESTORS (CAYMAN) III, L.P.


                                    By: JPMP Global Investors, L.P.,
                                        its General Partner

                                    By: JPMP Capital Corp.,
                                        its General Partner



                                    By: /s/ Jeffrey C. Walker
                                        ----------------------------------------
                                        Name:  Jeffrey C. Walker
                                        Title: President

                                    J.P. MORGAN PARTNERS GLOBAL
                                    INVESTORS (CAYMAN) IV, L.P.



                                    By: JPMP Global Investors, L.P.,
                                        its General Partner

                                    By: JPMP Capital Corp.,
                                        its General Partner



                                    By: /s/ Jeffrey C. Walker
                                        ----------------------------------------
                                        Name:  Jeffrey C. Walker
                                        Title: President

                                    J.P. MORGAN PARTNERS GLOBAL
                                    INVESTORS (CAYMAN/SELLDOWN) III, L.P.


                                    By: JPMP Global Investors, L.P.,
                                        its General Partner

                                    By: JPMP Capital Corp.,
                                        its General Partner


                                    By: /s/ Jeffrey C. Walker
                                        ----------------------------------------
                                        Name:  Jeffrey C. Walker
                                        Title: President

                                  SCHEDULE 13G

ISSUER:  Axis Capital Holdings Limited                        CUSIP NO.: 2677606


                                    J.P. MORGAN PARTNERS GLOBAL
                                    INVESTORS (CAYMAN/SELLDOWN) IV, L.P.


                                    By: JPMP Global Investors, L.P.,
                                        its General Partner

                                    By: JPMP Capital Corp.,
                                        its General Partner


                                    By: /s/ Jeffrey C. Walker
                                        ----------------------------------------
                                        Name:  Jeffrey C. Walker
                                        Title: President

                                    J.P. MORGAN CAPITAL, L.P.


                                    By: JPMP Capital LLC,
                                        its General Partner



                                    By: /s/ Jeffrey C. Walker
                                        ----------------------------------------
                                        Name:  Jeffrey C. Walker
                                        Title: President


                                    J.P. MORGAN CORSAIR II OFFSHORE
                                    CAPITAL PARTNERS, L.P.



                                    By: Corsair II Offshore, L.L.C.
                                        its General Partner

                                    By: Corsair II, L.P.,
                                        its Managing  Member

                                    By: Corsair II, L.L.C.,
                                        its General Partner



                                    By: /s/ Amy M. Soeda
                                        ----------------------------------------
                                        Name:  Amy M. Soeda
                                        Title: Chief Financial Officer

                                  SCHEDULE 13G

ISSUER:  Axis Capital Holdings Limited                        CUSIP NO.: 2677606

                                                                      SCHEDULE A

                               JPMP CAPITAL CORP.


                             EXECUTIVE OFFICERS(1)

Chief Executive Officer                    William B. Harrison**
President                                  Jeffrey C. Walker*
Chief Investment Officer                   Arnold L. Chavkin*
Managing Director                          Srinivas Akkaraju*
Managing Director                          Christopher Albinson*
Managing Director                          Dr. Dana Beth Ardi*
Managing Director                          Christopher C. Behrens*
Managing Director                          John Breckenridge*
Managing Director                          Julie Casella-Esposito*
Managing Director                          Rodney A. Ferguson*
Managing Director                          Michael R. Hannon*
Managing Director                          Matthew Lori*
Managing Director                          Jonathan R. Lynch*
Managing Director                          Sunil Mishra*
Managing Director                          Stephen P. Murray*
Managing Director                          John Reardon*
Managing Director                          Faith Rosenfeld*
Managing Director                          Shahan D. Soghikian*
Managing Director                          William Stuek*
Managing Director                          Timothy J. Walsh*
Managing Director                          Richard D. Waters, Jr. *
Managing Director                          Damion E. Wicker, M.D.*




                                  DIRECTORS(1)
                              William B. Harrison**
                               Jeffrey C. Walker*

----------
(1) Each of whom is a United States citizen.
* Principal occupation is employee and/or officer of J.P. Morgan Partners, LLC. Business address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.
** Principal occupation is employee or officer of JPMorgan Chase & Co. Business address is c/o JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017.

                                  SCHEDULE 13G

ISSUER:  Axis Capital Holdings Limited                        CUSIP NO.: 2677606


                                                                      SCHEDULE B


                               CORSAIR II, L.L.C.

                             EXECUTIVE OFFICERS(2)

Chairman                                       Nicholas Paumgarten*
President                                      Ignacio Jayanti*
Vice President                                 Kimball Brooker*
Chief Financial Officer                        Amy Soeda*

DIRECTORS(1)

                              Nicholas Paumgarten*
                               Don M. Wilson, III*
                                Brian A. Bessey*


----------
(1) Each of whom is a United States citizen.
* Principal occupation is employee and/or officer of J.P. Morgan Partners, LLC. Business address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.
** Principal occupation is employee or officer of JPMorgan Chase & Co. Business address is c/o JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017.

                                  SCHEDULE 13G

ISSUER:  Axis Capital Holdings Limited                        CUSIP NO.: 2677606

                                   SCHEDULE C
                                JPMP CAPITAL, LLC

                              EXECUTIVE OFFICERS(1)

President                                             Jeffrey C. Walker*
Chief Investment Officer                              Arnold L. Chavkin*
Managing Director                                     Srinivas Akkaraju*
Managing Director                                     Christopher Albinson*
Managing Director                                     Dr. Dana Beth Ardi*
Managing Director                                     Christopher C. Behrens*
Managing Director                                     John Breckenridge*
Managing Director                                     Julie Casella-Esposito*
Managing Director                                     Rodney A. Ferguson*
Managing Director                                     Michael R. Hannon*
Managing Director                                     Matthew Lori*
Managing Director                                     Jonathan R. Lynch*
Managing Director                                     Stephen McKenna*
Managing Director                                     Sunil Mishra*
Managing Director                                     Stephen P. Murray*
Managing Director                                     Kevin O'Brien*
Managing Director                                     Timothy Purcell*
Managing Director                                     John Reardon*
Managing Director                                     Faith Rosenfeld*
Managing Director                                     Shahan D. Soghikian*
Managing Director                                     William Stuek*
Managing Director                                     Lauren Tyler*
Managing Director                                     Timothy J. Walsh*
Managing Director                                     Richard D. Waters, Jr. *
Managing Director                                     Damion E. Wicker, M.D.*


                                  DIRECTORS(1)

                               Jeffrey C. Walker*

----------
1     Each of whom is a United States citizen.
* Principal occupation is employee and/or officer of J.P. Morgan Partners, LLC. Business address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.

                                  SCHEDULE 13G

ISSUER:  Axis Capital Holdings Limited                        CUSIP NO.: 2677606

                                   SCHEDULE D


                              JPMORGAN CHASE & CO.

                              EXECUTIVE OFFICERS(1)
Chairman of the Board                                                   William B. Harrison Jr.*
President and Chief Executive Officer                                   James Dimon*
Chief Information Officer                                               Austin A. Adams*
Co-CEO, Investment Bank                                                 Steven D. Black*
Chief Executive Officer and Executive Vice President, Card Services     Richard J. Srednicki*
Chief Financial Officer                                                 Michael J. Cavanagh*
Chief Administrative Officer                                            Frank Bisignano *
Director of Human Resources                                             John F. Bradley*
Co-General Counsel                                                      Joan Guggenheimer*
Chief Investment Officer                                                Ina R. Drew *
Head, Commercial Banking                                                Samuel Todd Maclin*
Head, Strategy                                                          Jay Mandelbaum*
Co-General Counsel                                                      William H. McDavid*
Treasury & Securities Services                                          Heidi Miller*
Head, Retail Financial Services                                         Charles W. Scharf*
Head, Asset & Wealth Management                                         James E. Staley*
Chief Risk Officer                                                      Don M. Wilson III*
MD & Co-CEO, Investment Bank                                            William T. Winters*


----------
(1)   Each of whom is a United States citizen.
* Principal occupation is employee and/or officer of J.P. Morgan Partners, LLC. Business address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.

                                  SCHEDULE 13G

ISSUER:  Axis Capital Holdings Limited                        CUSIP NO.: 2677606

                                  DIRECTORS(3)

 NAME                                          PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                               BUSINESS OR RESIDENCE ADDRESS
--------------------------------------------------------------------------------------------
 Hans W. Becherer                              Retired Chairman of the Board and
                                               Chief Executive Officer
                                               Deere & Company
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------
 John H. Biggs                                 Former Chairman and CEO
                                               TIAA - CREF
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017

 Lawrence A. Bossidy                           Retired Chairman of the Board
                                               Honeywell International Inc.
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------
 Stephen B. Burke                              President
                                               Comcast Cable Communications, Inc.
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------
James S. Crown                                 President
                                               Henry Crown and Company
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------
James Dimon                                    President and Chief Executive Officer
                                               JPMorgan Chase & Co.
                                               270 Park Avenue, 8th Floor
                                               New York, New York 10017-2070
--------------------------------------------------------------------------------------------
Ellen V. Futter                                President and Trustee
                                               American Museum of Natural History
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------
 William H. Gray, III                          Retired President and Chief Executive Officer
                                               The College Fund/UNCF
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------



                                 Page 30 of 31


                                  SCHEDULE 13G

ISSUER:  Axis Capital Holdings Limited                        CUSIP NO.: 2677606

--------------------------------------------------------------------------------------------
 William B. Harrison, Jr.                      Chairman of the Board
                                               JPMorgan Chase & Co.
                                               270 Park Avenue, 8th Floor
                                               New York, New York  10017-2070
--------------------------------------------------------------------------------------------
 Laban P. Jackson, Jr.                         Chairman and Chief Executive Officer
                                               Clear Creek Properties, Inc.
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------
 Lee R. Raymond                                Chairman of the Board and Chief Executive Officer
                                               Exxon Mobil Corporation
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------
 John W. Kessler                               Owner
                                               John W. Kessler Company
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------
 Robert I. Lipp                                Senior Advisor
                                               JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------
 Richard A. Monoogian                          Chairman and Chief Executive Officer
                                               Masco Corporation
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------
 David C. Novak                                Chairman and Chief Executive Officer
                                               Yum! Brands, Inc.
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------
 William C. Weldon                             Chairman and Chief Executive Officer
                                               Johnson & Johnson
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------

                                 Page 31 of 31